Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2016 RESULTS
AND PROVIDES 2017 EARNINGS GUIDANCE

Highlights include:

•	Record 2016 diluted EPS of $3.47, an increase of 20% over 2015

•	Record annual sales of $2.57 billion

•	Record 2016 operating margin of 10.0%

•	2017 diluted EPS guidance of $3.80 to $4.00
______________________

COVINGTON, LA. (February 16, 2017) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2016 results.

“2016 proved to be a year of excellent results. We are pleased with the solid sales growth and even stronger profit growth, which we attribute to a combination of favorable weather and strong execution. We yet again increased our operating margin, achieving 10.0% in 2016, by leveraging infrastructure and process improvements. This is what can be achieved with a focused team of professionals who effectively grow our business while adding exceptional value to our customers’ and vendors’ businesses,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2016 increased 9% to a record high of $2.57 billion, compared to $2.36 billion in 2015. The 7% improvement in base business sales for the year contributed much of this increase. Warmer than average temperatures, especially in the beginning and end of the year, lengthened the 2016 season and benefited sales. Sales were also bolstered by growth in pool remodeling, equipment replacement, commercial products and swimming pool construction.

Gross profit for the year ended December 31, 2016 reached a record $741.1 million, a 10% increase over gross profit of $675.6 million in 2015. Gross profit as a percentage of net sales (gross margin) grew 20 basis points to 28.8% for 2016 compared to 28.6% in 2015. Gross margin for the year benefited from continued improvements in supply chain management and disciplined execution.

Selling and administrative expenses (operating expenses) for 2016 increased 6% to $485.2 million from $459.4 million in 2015, with base business operating expenses up approximately 4% over last year. The increase in base business operating expenses was primarily due to higher growth-driven labor costs, building rent and freight.

Operating income for the year improved 18% to $255.9 million from $216.2 million in 2015. Operating income as a percentage of net sales (operating margin) increased to a record 10.0% in 2016 compared to 9.1% in 2015.

Net income attributable to Pool Corporation increased 16% to a record $149.0 million in 2016 compared to $128.3 million in 2015. Earnings per share was up 20% to a record $3.47 per diluted share compared to $2.90 per diluted share in 2015. Adjusted EBITDA (as defined in the addendum to this release) increased 19% to $287.0 million in 2016 compared to $241.8 million in 2015, or 11.2% of net sales in 2016 compared to 10.2% of net sales in 2015.

On the balance sheet at December 31, 2016, total net receivables, including pledged receivables, increased 6% over the prior year, consistent with sales growth. Inventory levels grew 2% to $486.1 million compared to $474.3 million last year. Total debt outstanding was $438.0 million, an increase of $110.0 million or 34% over the prior year’s balance, primarily due to increased share repurchases in 2016.

Cash provided by operations was $165.4 million in 2016, or $16.8 million more than net income. Compared to 2015, cash provided by operations was $19.3 million higher primarily due to the increase in net income.

Net sales for the fourth quarter increased 7% to $445.2 million compared to $415.1 million in the fourth quarter of 2015. Gross margin improved 20 basis points to 28.7% in the fourth quarter of 2016. Operating income for the fourth quarter of 2016 was $9.7 million compared to $6.0 million in the same period last year. Interest and other non-operating expenses, net increased $2.8 million to $4.5 million for the fourth quarter of 2016 versus $1.7 million for the fourth quarter of 2015. Net income attributable to Pool Corporation for the fourth quarter of 2016 was $2.6 million compared to $2.5 million in the comparable 2015 period. Earnings per diluted share for both the fourth quarter of 2016 and 2015 was $0.06.

“Building on our results for 2016, we anticipate earnings for 2017 will be in the range of $3.80 to $4.00 per diluted share. This range does not include the anticipated favorable impact from the adoption in 2017 of new accounting guidance related to the income tax treatment of compensation from share-based awards. We are excited for the challenge of delivering strong growth in the coming year, and look forward to the opportunity to leverage our strengths as we continue to provide exceptional value to our customers and suppliers. We are certainly uniquely positioned and committed to helping our customers grow and succeed as we have been doing for the past 23 years,” said Perez de la Mesa.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2016, POOLCORP operates 344 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015 (1)

Net sales	$445,235	$415,075	$2,570,803	$2,363,139
Cost of sales	317,458	296,780	1,829,716	1,687,495
Gross profit	127,777	118,295	741,087	675,644
Percent	28.7%	28.5%	28.8%	28.6%

Selling and administrative expenses	118,034	112,316	485,228	459,422
Operating income	9,743	5,979	255,859	216,222
Percent	2.2%	1.4%	10.0%	9.1%

Interest and other non-operating expenses, net	4,527	1,704	14,481	8,072
Income before income taxes and equity earnings (loss)	5,216	4,275	241,378	208,150
Provision for income taxes	2,687	1,648	92,931	80,137
Equity earnings (loss) in unconsolidated investments, net	43	(48)	156	211
Net income	2,572	2,579	148,603	128,224
Net (income) loss attributable to noncontrolling interest	43	(93)	352	51
Net income attributable to Pool Corporation	$2,615	$2,486	$148,955	$128,275

Earnings per share:
Basic	$0.06	$0.06	$3.56	$2.98
Diluted	$0.06	$0.06	$3.47	$2.90
Weighted average shares outstanding:
Basic	41,218	42,696	41,872	43,105
Diluted	42,310	43,834	42,984	44,254

Cash dividends declared per common share	$0.31	$0.26	$1.19	$1.00
_________________

(1)	Derived from audited financial statements.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2016	2015 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$21,956	$13,237	$8,719	66%
Receivables, net (2)	61,437	54,173	7,264	13
Receivables pledged under receivables facility	104,714	102,583	2,131	2
Product inventories, net (3)	486,116	474,275	11,841	2
Prepaid expenses and other current assets	15,318	11,946	3,372	28
Deferred income taxes	6,016	5,530	486	9
Total current assets	695,557	661,744	33,813	5

Property and equipment, net	83,290	69,854	13,436	19
Goodwill	184,795	172,761	12,034	7
Other intangible assets, net	13,326	11,845	1,481	13
Equity interest investments	1,172	1,231	(59)	(5)
Other assets (4)	15,955	16,926	(971)	(6)
Total assets	$994,095	$934,361	$59,734	6%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$230,728	$246,554	$(15,826)	(6)%
Accrued expenses and other current liabilities	64,387	56,591	7,796	14
Short-term borrowings and current portion of long-term debt and other long-term liabilities	1,105	1,700	(595)	(35)
Total current liabilities	296,220	304,845	(8,625)	(3)

Deferred income taxes	34,475	29,808	4,667	16
Long-term debt, net	436,937	326,345	110,592	34
Other long-term liabilities	18,966	14,955	4,011	27
Total liabilities	786,598	675,953	110,645	16
Redeemable noncontrolling interest	2,287	2,665	(378)	(14)
Total stockholders’ equity	205,210	255,743	(50,533)	(20)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$994,095	$934,361	$59,734	6%
__________________

(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $4.1 million at December 31, 2016 and $4.2 million at December 31, 2015.

(3)	The inventory reserve was $6.5 million at December 31, 2016 and $7.0 million at December 31, 2015.

(4)
Net financing costs of $1.1 million were included in Long-term debt, net at December 31, 2016 and net financing costs of $1.7 million at December 31, 2015 were reclassed from Other assets to Long-term debt, net upon adoption of ASU 2015-03 in the first quarter of 2016.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2016	2015 (1)	Change
Operating activities
Net income	$148,603	$128,224	$20,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,338	16,373	3,965
Amortization	1,639	1,015	624
Share-based compensation	9,902	9,543	359
Excess tax benefits from share-based compensation	(7,370)	(7,706)	336
Equity earnings in unconsolidated investments, net	(156)	(211)	55
Net losses on foreign currency transactions	679	774	(95)
Other	7,862	4,832	3,030
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(5,666)	(16,656)	10,990
Product inventories	(8,050)	(10,848)	2,798
Prepaid expenses and other assets	(3,077)	(434)	(2,643)
Accounts payable	(17,896)	9,956	(27,852)
Accrued expenses and other current liabilities	18,570	11,188	7,382
Net cash provided by operating activities	165,378	146,050	19,328

Investing activities
Acquisition of businesses, net of cash acquired	(19,730)	(4,483)	(15,247)
Purchase of property and equipment, net of sale proceeds	(34,352)	(29,095)	(5,257)
Other investments, net	24	88	(64)
Payments to fund credit agreement	(5,322)	(8,860)	3,538
Collections from credit agreement	3,737	4,557	(820)
Net cash used in investing activities	(55,643)	(37,793)	(17,850)

Financing activities
Proceeds from revolving line of credit	1,154,090	911,712	242,378
Payments on revolving line of credit	(1,072,557)	(890,406)	(182,151)
Proceeds from asset-backed financing	155,000	143,400	11,600
Payments on asset-backed financing	(126,500)	(156,000)	29,500
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	18,442	8,119	10,323
Payments on short-term borrowings, long-term debt and other long-term liabilities	(19,037)	(7,948)	(11,089)
Payments of deferred financing costs	(69)	(320)	251
Excess tax benefits from share-based compensation	7,370	7,706	(336)
Proceeds from stock issued under share-based compensation plans	11,752	18,269	(6,517)
Payments of cash dividends	(49,749)	(43,117)	(6,632)
Purchases of treasury stock	(178,414)	(99,219)	(79,195)
Net cash used in financing activities	(99,672)	(107,804)	8,132
Effect of exchange rate changes on cash and cash equivalents	(1,344)	(2,046)	702
Change in cash and cash equivalents	8,719	(1,593)	10,312
Cash and cash equivalents at beginning of period	13,237	14,830	(1,593)
Cash and cash equivalents at end of period	$21,956	$13,237	$8,719
_________________
(1) Derived from audited financial statements.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2016	2015	2016	2015	2016	2015
Net sales	$435,444	$413,757	$9,791	$1,318	$445,235	$415,075

Gross profit	124,854	118,085	2,923	210	127,777	118,295
Gross margin	28.7%	28.5%	29.9%	15.9%	28.7%	28.5%

Operating expenses	114,969	111,750	3,065	566	118,034	112,316
Expenses as a % of net sales	26.4%	27.0%	31.3%	42.9%	26.5%	27.1%

Operating income (loss)	9,885	6,335	(142)	(356)	9,743	5,979
Operating margin	2.3%	1.5%	(1.5)%	(27.0)%	2.2%	1.4%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2016	2015	2016	2015	2016	2015
Net sales	$2,525,164	$2,361,134	$45,639	$2,005	$2,570,803	$2,363,139

Gross profit	727,469	675,262	13,618	382	741,087	675,644
Gross margin	28.8%	28.6%	29.8%	19.1%	28.8%	28.6%

Operating expenses	475,048	458,599	10,180	823	485,228	459,422
Expenses as a % of net sales	18.8%	19.4%	22.3%	41.0%	18.9%	19.4%

Operating income (loss)	252,421	216,663	3,438	(441)	255,859	216,222
Operating margin	10.0%	9.2%	7.5%	(22.0)%	10.0%	9.1%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Metro Irrigation Supply Company Ltd.	April 2016	8	April - December 2016
The Melton Corporation	November 2015	2	January - December 2016 and November - December 2015
Seaboard Industries, Inc.	October 2015	3	January - December 2016 and November - December 2015
Poolwerx Development LLC	April 2015	1	January - June 2016 and April - June 2015
St. Louis Hardscape Material & Supply, LLC	December 2014	1	January - March 2016 and January - March 2015

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2016.

December 31, 2015	336
Acquired locations	8
New locations	6
Consolidated locations	(6)
December 31, 2016	344

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2016	2015

Net income	$148,603	$128,224
Add:
Interest and other non-operating expenses (1)	13,802	7,298
Provision for income taxes	92,931	80,137
Share-based compensation	9,902	9,543
Goodwill impairment	613	—
Equity earnings in unconsolidated investments, net	(156)	(211)
Depreciation	20,338	16,373
Amortization (2)	1,012	398
Adjusted EBITDA	$287,045	$241,762

(1)	Shown net of interest income and net losses on foreign currency transactions and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $627 for 2016 and $617 for 2015. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2016	2015

Adjusted EBITDA	$287,045	$241,762
Add:
Interest and other non-operating expenses, net of interest income	(13,175)	(6,681)
Provision for income taxes	(92,931)	(80,137)
Net losses on foreign currency transactions	679	774
Excess tax benefits from share-based compensation	(7,370)	(7,706)
Other	7,249	4,832
Change in operating assets and liabilities	(16,119)	(6,794)
Net cash provided by operating activities	$165,378	$146,050